SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): March 30, 2007

Bullion River Gold Corp.
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Nevada
(STATE OR OTHER JURISDICTION OF
INCORPORATION OR ORGANIZATION)

333-85414 COMMISSION FILE NUMBER 3500 Lakeside Court, Suite 200 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	98-0377992 (I.R.S. EMPLOYER IDENTIFICATION NUMBER) 89509 (ZIP CODE)

ISSUER’S TELEPHONE NUMBER: (775) 324-4881

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

BULLION RIVER GOLD CORP.

Item 1.01 Entry Into a Material Definitive Agreement.

On March 30, 2007, Bullion River Gold Corporation (the "Company") entered into an Agreement, Including Promissory Note with Marjorie Gorelik, an individual investor located in Clifton Park, NY (the "Investor"). That transaction incorporated a Common Stock Purchase Warrant and Registration Rights Agreement. The foregoing combination of documents include the following terms and conditions material to the Company:

Investor transferred the principal amount of $250,000.00 to Company, which Company promised to repay in full on or before June 30, 2007. That principal amount bears an interest rate of zero (0) percent.

From March 30, 2007 to close of business March 30, 2009, Investor may subscribe for and purchase up to 250,000 warrant shares of Company common stock for $1.00 per share.

Provided, the warrant price may be adjusted under circumstances specified in the warrant, such as the payment of dividends, combining or dividing Company stock into greater or lesser numbers, or acting in a manner to dilute the selling Investor's interest in the Company.

As of the filing of this Form, Investor has not elected to purchase warrant shares under this reported transaction.

Investor may invest or reinvest under the same terms and conditions as those offered to other participants, if any, in the same transaction.

Investor is granted a security interest in French Gulch (Nevada) Corporation common stock junior to the security interest of Elton Corporation, a British Virgin Islands Corporation.

Legal actions regarding the transaction are subject to Nevada law and the state or federal courts in Reno, Nevada, having jurisdiction of the parties and issues raised.

Company is required to file a registration statement pertaining to this transaction on or about March 30, 2007.

Item 2.03 Creation of a Direct Financial Obligation

As specified under Item 1.01, above.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits

TABLE OF EXHIBITS: 3 Documents, Including 1. Agreement, Including Promissory Note,  2. Common Stock Purchase Warrant, 3. Registration Rights Agreement (Note: Financial  Statement and Pro Forma Financial Information not applicable).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 3, 2007

Bullion River Gold Corp.

/s/ Peter M. Kuhn
Peter M. Kuhn
Chief Executive Officer